EXHIBIT 21

Subsidiaries of the Registrant

Name	Percent Ownership	State of Incorporation

Cincinnati Federal	100%	Federal

Cincinnati Federal Investment Services, LLC*	100%	Ohio

*Subsidiary of Cincinnati Federal